EXHIBIT 4.1
AMENDMENT
TO
AMENDED AND RESTATED RIGHTS AGREEMENT
     This Amendment (the “Amendment”) to the Amended and Restated Rights Agreement between Tandy Brands Accessories, Inc., a Delaware corporation (the “Company”) and Computershare Trust Company, N.A. (as successor to Bank Boston, N.A.) (the “Rights Agent”), is made and entered into this 16th day of May, 2007.
WITNESSETH:
     WHEREAS, the Company and the Rights Agent have previously entered into that certain Amended and Restated Rights Agreement (the “Rights Agreement”), dated as of October 19, 1999; and
     WHEREAS, the Company desires to further amend the Rights Agreement to accelerate the expiration date of the Rights Agreement; and
     WHEREAS, pursuant to Section 27 of the Rights Agreement, prior to the Distribution Date, the Company and the Rights Agent may amend the Rights Agreement as the Company may deem necessary or desirable.
     NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. Definitions.
     For purposes of this Amendment, capitalized terms used but not otherwise defined in this Amendment will have the meanings ascribed to such terms in the Rights Agreement.
2. Amendment to Section 7(a) of the Rights Agreement.
     Section 7(a) is hereby amended to read in its entirety as follows:
“(a) Subject to Section 7(e) hereof, the registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to Purchase on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the Exercise Price for each one one-hundredths of a share of Preferred Stock as to which the surrendered Rights are then exercised, at or prior to the earlier of (i) the close of business on October 19, 2007 (the “Final Expiration Date”), or (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the earlier of (i) or (ii) being herein referred to as the “Expiration Date”).”

3. No Other Amendments.
     Except as amended by this Amendment, all other provisions of the Rights Agreement remain unmodified and in full force and effect.
4. Severability.
     If any provision of this Amendment is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Amendment will remain in full force and effect. Any provision of this Amendment held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
5. Governing Law.
     This Amendment and all rights and obligations hereunder, including matters of construction, validity and performance, shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made to be performed within such State and applicable federal law.
6. Force Majeure.
     Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.
7. Execution of Amendment.
     This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Amendment and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Amendment as to the parties and may be used in lieu of the original Amendment for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.
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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TANDY BRANDS ACCESSORIES, INC.
By:	/s/ Mark J. Flaherty
Name: Mark J. Flaherty
Title: Chief Financial Officer

COMPUTERSHARE TRUST COMPANY, N.A.
By:	/s/ Dennis V. Moccia
Name: Dennis V. Moccia
Title: Managing Director